EXHIBIT 23.1


                  Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Computer Data Systems, Inc. to be filed with the Securities and Exchange Commission on or about December 12, 1996 for the registration of 20,000 shares of its common stock and to the incorporation by reference therein of our report dated July 26, 1996, with respect to the consolidated financial statements of Computer Data Systems, Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1996.



                                         /s/ Ernst & Young LLP

Washington, D.C.
December 10, 1996